Exhibit 99.2

FOR IMMEDIATE RELEASE	Contact: Julie Koenig-Loignon
(502) 636-4502 (office)
(502) 262-5461 (mobile)
Julie.Koenig@kyderby.com

CHURCHILL DOWNS INCORPORATED ANNOUNCES LEADERSHIP

CHANGES FOR BOARD AND EXECUTIVE MANAGEMENT TEAM

•	Robert L. Evans Appointed Chairman of Company’s Board of Directors

•	G. Watts Humphrey Jr. Appointed Lead Independent Director of the Board

•	William C. Carstanjen Promoted to President of CDI

LOUISVILLE, Ky. (Monday, March 21, 2011) – Churchill Downs Incorporated (“CDI” or “Company”) (NASDAQ: CHDN) today announced changes to the leadership structure of its board of directors and executive management team, following the planned retirement of current CDI chairman of the board Carl F. Pollard effective June 16, 2011.

CDI’s board of directors has appointed current president and chief executive officer, Robert L. Evans, to succeed Pollard as chairman of the board concurrent with Pollard’s retirement on June 16. Evans will assume the title of chairman and chief executive officer for the Company.

The CDI board of directors has appointed current director G. Watts Humphrey Jr. as lead independent director of the board. Humphrey will assume his new responsibilities on June 16.

The Company also announced that William C. Carstanjen, who currently serves as chief operating officer, has been promoted to president of CDI and will assume the new role of president and chief operating officer effective immediately. In his new role, Carstanjen will have oversight of all CDI business segments, including the racing, online and gaming operating units. Carstanjen will continue to report directly to Evans.

Robert L. Evans Background

Robert L. Evans joined CDI as its president and chief executive officer in August 2006 and has served on CDI’s board of directors since that date. He has been primarily responsible for the Company’s diversified growth strategy that has resulted in its continuous growth despite the recent global economic downturn and the gradual decline the U.S. Thoroughbred industry. Evans’ direction and leadership resulted in record revenue and EBITDA (earnings before interest, taxes, depreciation and amortization) for the Company during the 2010 calendar year.

“It is an honor for me to have the opportunity to follow in the footsteps of prior chairmen such as Warner L. Jones Jr., Will Farish and Carl Pollard who have so ably led Churchill Downs Incorporated through the defining moments that shaped our Company and the Thoroughbred industry over the last few decades,” Evans said. “They’ve set the standard for leadership I hope our entire management team will emulate.”

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Churchill Downs Incorporated Announces Leadership Changes for Board and Executive Management Team

Monday, March 21, 2011

G. Watts Humphrey Jr. Background

G. Watts Humphrey Jr. has served on CDI’s board of directors since 1995. Humphrey serves as president of GWH Holdings Inc., based in Pittsburgh, Penn., and is also involved in the horse racing industry as the owner of Shawnee Farm, a Thoroughbred breeding operation in Harrodsburg, Ky. As lead independent director, Humphrey will be responsible for board governance matters; board membership, recruiting and succession planning; committee assignments; serving as the point person for the independent directors; establishing agendas for board meetings; and serving as the main liaison between the board and chairman and chief executive Robert L. Evans.

“I look forward to assuming this new leadership role on the board of directors and serving my fellow directors and our Company’s shareholders in this capacity,” Humphrey said. “Thanks to the vision, commitment and sound choices of retiring Chairman Carl Pollard, CDI is well positioned for continued growth under our new chairman-elect and his talented management team.”

William C. Carstanjen Background

William C. Carstanjen joined CDI in July 2005 as general counsel and chief development officer for the Company before being promoted into the role of chief operating officer. During his tenure, Carstanjen has led the Company’s business development efforts, including the acquisitions of the AmericaTAB companies and Bloodstock Research and Information Services, Youbet.com and Harlow’s Casino Resort & Hotel. As chief operating officer, Carstanjen directed the construction of the Company’s slot-machine gaming facilities at Fair Grounds Race Course & Slots (opened in November 2008) and Calder Casino & Race Course (opened in January 2010). Before joining CDI, Carstanjen spent five years at General Electric and GE Capital.

“It has been a privilege to be part of the leadership team that charted CDI’s continued expansion and profitability in recent years, and I am proud of the team’s accomplishments,” Carstanjen said.

Churchill Downs Incorporated (“CDI”), headquartered in Louisville, Ky., owns and operates four world renowned Thoroughbred racing facilities: Arlington Park in Illinois, Calder Casino and Race Course in Florida, Churchill Downs Racetrack in Kentucky and Fair Grounds Race Course & Slots in Louisiana. CDI operates slot and gaming operations in Louisiana, Florida and Mississippi. CDI tracks are host to North America’s most prestigious races, including the Arlington Million, the Kentucky Derby and the Kentucky Oaks, the Louisiana Derby and the Princess Rooney, along with hosting the Breeders’ Cup World Championships for a record eighth time on Nov. 4-5, 2011. CDI also owns off-track betting facilities, TwinSpires.com, United Tote, television production, telecommunications and racing service companies such as BRIS and a 50-percent interest in the national cable and satellite network, HorseRacing TV, which supports CDI’s network of simulcasting and racing operations. CDI trades on the NASDAQ Global Select Market under the symbol CHDN and can be found at www.ChurchillDownsIncorporated.com.

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